Exhibit 5.2

August 7, 2019

Continental Resources, Inc.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Re:	Continental Resources, Inc.; Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Oklahoma counsel to Continental Resources, Inc., an Oklahoma corporation (the “Company”), Banner Pipeline Company, L.L.C., an Oklahoma limited liability company (“Banner”), CLR Asset Holdings, LLC, an Oklahoma limited liability company (“Asset Holdings”), and The Mineral Resources Company, an Oklahoma corporation (“Mineral Resources,” and together with Banner and Asset Holdings, the “Guarantors”), in connection with the filing of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement includes a base prospectus (the “Prospectus”), and the Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

The Registration Statement registers the offering and sale of (a) one or more series of the Company’s debt securities (collectively, “Debt Securities”) to be issued pursuant to an indenture to be entered into between the Company and Wilmington Trust, National Association, as trustee, a form of which is filed as Exhibit 4.6 to the Registration Statement, and one or more supplemental indentures thereto, (b) if applicable, guarantees of the Debt Securities (“Guarantees”) by the Guarantors, (c) shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), and (d) shares of the Company’s preferred stock, $0.01 par value per share (“Preferred Stock,” and collectively with the Debt Securities, Guarantees, and Common Stock, the “Securities”).

For purposes of this opinion, we have examined (a) the conformed version of the Third Amended and Restated Certificate of Incorporation of the Company, as amended, (b) the Third Amended and Restated Bylaws of the Company, (c) the Registration Statement, and (d) the Prospectus. In addition, we have (x) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (y) relied upon the accuracy of facts set forth in all such documents, and (z) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

A PROFESSIONAL CORPORATION

OKLAHOMA CITY • Braniff Building • 324 N. Robinson Ave., Ste. 100 • Oklahoma City, OK 73102 • T: 405.235.7700 • F: 405.239.6651

TULSA • 500 Kennedy Building • 321 S. Boston Ave. • Tulsa, OK 74103 • T: 918.592.9800 • F: 918.592.9801

DALLAS • Spaces McKinney Avenue • 1919 McKinney Ave., Ste. 100 • Dallas, TX 75201 • T: 214.420.2163 • F: 214.736.1762

crowedunlevy.com

Continental Resources, Inc.

August 7, 2019

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We also have assumed that (a) there will be a sufficient number of unissued shares of Common Stock and Preferred Stock authorized under the Company’s organizational documents and not otherwise reserved for issuance to cover the number of shares of Common Stock and Preferred Stock issued and delivered in the manner contemplated in the Registration Statement and any Prospectus Supplement relating thereto, or upon the conversion, exchange or exercise of any other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exchange or exercise, as applicable, and (b) at the time of any issuance of Common Stock or Preferred Stock, the Company will be validly existing in good standing under the laws of the State of Oklahoma.

Based on the foregoing and subject to the other qualifications and limitations stated herein, we are of the opinion that:

1.    The shares of Common Stock proposed to be sold by the Company, when (a) all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock, and (b) such shares of Common Stock are issued and delivered upon payment of the consideration therefor (not less than the par value of the Common Stock) in the manner contemplated in the Registration Statement and any Prospectus Supplement relating thereto, or upon the conversion, exchange or exercise of any other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exchange or exercise, as applicable, will be validly issued, fully paid and non-assessable.

2.    The shares of Preferred Stock proposed to be sold by the Company, when (a) all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Preferred Stock, including the adoption of a Certificate of Designations relating to the Preferred Stock (a “Certificate of Designations”) and the filing of the Certificate of Designations with the Secretary of State of the State of Oklahoma, and (b) such shares of Preferred Stock are issued and delivered upon payment of the consideration therefor (not less than the par value of the Preferred Stock) in the manner contemplated in the Registration Statement and any Prospectus Supplement relating thereto, or upon the conversion, exchange or exercise of any other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exchange or exercise, as applicable, will be validly issued, fully paid and non-assessable.

Continental Resources, Inc.

August 7, 2019

We are members of the bar of the State of Oklahoma. Our opinions expressed above are limited to the laws of the State of Oklahoma, and we do not express any opinion herein concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

The effective date of this opinion is the date first set forth above, and we do not undertake to advise you of any matter brought to our attention thereafter which would or may modify, in whole or in part, any or all of the foregoing. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

Very truly yours,

CROWE & DUNLEVY, A Professional Corporation

By:	/s/ James W. Larimore
James W. Larimore